Filed Pursuant to Rule 433

Registration No. 333-168518-06

$1,511,230,000 Hyundai Auto Receivables Trust 2012-C

Jt-Leads: BofAML(struc),Barc,HSBC,RBC CL A Co-Mgrs: C,JPM, Mitsb,PNC,SMBC

CL	$SIZEMM	WAL	M/ S&P	PWIN	E.FINAL	L.FINAL	BENCH	YIELD	PRICE	CPN
A1	337.00	0.30	P-1/A-1+	1-7	5/13	10/15/13	ILIB	0.23%	100.00000
A2	499.00	1.15	Aaa/AAA	7-21	7/14	8/17/15	EDSF+ 7	0.409	99.99008	0.40
A3	451.00	2.35	Aaa/AAA	21-38	12/15	4/17/17	ISWP+12	0.536	99.98739	0.53
A4	151.08	3.53	Aaa/AAA	38-48	10/16	6/15/18	ISWP+20	0.736	99.98304	0.73
B	28.79	4.09	Aa2/AA+	48-50	12/16	6/15/18	ISWP+45	1.066	99.98543	1.06
C	44.36	4.16	A2/A	50-50	12/16	2/15/19	ISWP+80	1.430	99.97675	1.42

TICKER	:	HART 12-C	REGISTRATION	:	Public
EXPECTED SETTLE	:	10/17/12	FIRST PAY	:	11/15/12
EXPECTED RATINGS	:	Moodys/S&P	PXG SPEED	:	1.3% ABS to 5% Call
ERISA ELIGIBLE	:	Yes	BILL & DELIVER	:	BofAML
MIN DENOMS	:	$1k x $1k

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.